Exhibit 10.1

Zachary Hallowell

[Address]

[Address]

Dear Zach,

I am very pleased to offer you the position of Head of Industry Strategy at CarGurus, Inc. (“CarGurus” or the “Company”), reporting to me, Sam Zales, President and Chief Operating Officer. This letter will clarify the terms and conditions of your at-will employment with CarGurus, should you accept our offer. Note, this offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

1.
Position. Subject to satisfaction of all of the conditions described in this letter, your employment will begin on October 16, 2023 (the “Start Date”). Your primary place of work will be the Company’s main offices, currently located at 2 Canal Park, Cambridge, MA, 02141. We expect that you will perform the duties and responsibilities typically associated with your position, and other duties assigned to you, in a satisfactory manner and to the best of your abilities. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company's interests. During the course of your employment with CarGurus, your position and duties are subject to change. Also, you are required to follow the policies and procedures of the Company, as they may exist and be revised during your employment.
2.
Compensation & Benefits.

In consideration of your services:

(a)
Your semi-monthly salary of $17,708.34, annualized at $425,000.00 (the “Base Salary”), will be paid semimonthly on the 15th day and last day of each month and subject to taxes and other withholdings required by law. As an exempt employee you are required to exercise your specialized expertise, independent judgment and discretion to provide high-quality services. You are expected to work the number of hours required to meet the needs of the business.
(b)
You will be eligible to participate in the CarGurus Annual Incentive Plan, through which you may be eligible to earn a discretionary bonus up to $325,000.00, less applicable taxes and withholdings. For the current fiscal year, the amount you are eligible to earn under the CarGurus Annual Incentive Plan will be prorated based upon your start date. Whether to grant a bonus, and in what amount, are determinations to be made in the sole discretion of the Company based on a variety of factors, including, but not limited to, your performance and the Company’s performance. In order to remain eligible and receive a bonus award, if any, you must be employed by the Company at the time it makes bonus payments to employees for that year. This discretionary bonus is not intended to and shall not be deemed a “wage” under any state or federal wage hour law.
(c)
You will be eligible for a one time Sign-On Bonus of $300,000.00 (the

“Sign-On Bonus”), less applicable taxes and withholdings, to be paid as follows: 100% of the Sign-On Bonus within the first sixty days from your Start Date. Should your employment with CarGurus terminate, for any reason, within 12 months, or on the one-year anniversary, of your Start Date, you must immediately repay to CarGurus the Sign-On Bonus (or portion(s) thereof) that you received. In the event of such termination, CarGurus may, in its discretion, also deduct any unreturned Sign-On Bonus amount from any compensation, severance, commission or other amount due to you, subject to applicable laws.
(d)
You will be eligible to participate in the Company’s benefit plans on your first day of employment. Your participation in these plans will be subject to the terms of the applicable plan documents and generally applicable policies of the Company, as the same may be in effect from time to time. No representation is made, however, that any specific benefits now available will continue or that any other benefits will be made available. During your first two (2) years of employment with the Company, you will be entitled to four (4) weeks’ paid vacation annually at such reasonable times as you and the Company may determine. Commencing with your third year of employment with the company, you will be entitled to the number of paid vacation days annually in accordance with the Company’s then standard vacation and paid time off policies. Additional information regarding the Company’s benefit plans will be provided under separate cover.
3.
Eligibility to Participate in Omnibus Incentive Compensation Plan. You will be eligible to participate in the Company’s Omnibus Incentive Compensation Plan (the “Plan”), under which the Company grants to employees restricted stock units (“RSUs”) that are subject to service-based vesting conditions. We are prepared to recommend to the Company’s Board of Directors (or its committee) an award, a 'New Hire Grant' consisting of RSUs representing shares of the Company’s Class A common stock with an award value of $1,800,000.00 (the “RSU Award Value”). The ‘New Hire Grant’ vesting schedule will be 4 years, with the first 25% of the RSUs vesting on the first anniversary of the vesting start date and an additional 6.25% of the RSUs vesting at the end of each three month period thereafter. Additionally, we are prepared to recommend to the Company’s Board of Directors (or its committee) an award, a 'One-Time Grant 'consisting of RSUs representing shares of the Company’s Class A common stock with an award value of $1,000,000.00 (the “RSU Award Value”). The ‘One-Time Grant’ vesting schedule will be 2 years, at 12.50% per quarter beginning on January 1, 2024. Any such grant of RSUs is subject to the approval of the Company’s Board of Directors (or its committee) and to the terms and conditions of the Plan and the RSU grant agreement on the form for executive officers evidencing the terms and conditions of the grant, including the service-based vesting schedule and applicable acceleration provisions. The Board of Directors (or its committee) retains the discretion to change the RSU Award Value, or to determine not to grant any RSUs to you whatsoever. The number of RSUs to be awarded to you will be based on dividing the RSU Award Value by the closing price of CarGurus’ Class A common stock on the Nasdaq Stock Market on the grant approval date, rounded down to the nearest whole share.
4.
Modification of Compensation and Incentive Plans. The Company reserves the right, in its sole discretion, to modify, change or eliminate, on a prospective basis, the compensation, bonus and incentive plans, as applicable, addressed in Sections 2 and 3 above.
5.
Protection of the Company’s Confidential Information and Goodwill. In order to protect the Company’s substantial investment of time and money in the creation and maintaining of its trade secrets and other confidential and proprietary information, as well as its goodwill with its clients and business partners, including vendors, suppliers and others, you are required to sign the Company’s standard Protection of Confidential Information Agreement (“NDA”), a copy of which is attached to this letter. The terms and conditions of the NDA will remain in effect regardless of any change in the nature of your duties, compensation or employment with the Company and its

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affiliates.
6.
Representations and Warranties. By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.
7.
Contingent Offer.

This offer is contingent upon:

(a)
Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date. You will receive an email from HireRight to complete your Form I-9. Please bring the appropriate documents listed on this form with on your Start Date. If you fail to submit such proof, federal law prohibits us from commencing employment.
(b)
Satisfactory completion of a background investigation which includes, but is not limited to, previous employment, education, and criminal history.
(c)
Your execution of the Company's enclosed Non-Disclosure Agreement (“NDA”).
(d)
Your compliance with Section 6.

This offer will be withdrawn if any of the above conditions are not satisfied. The Company may terminate your employment if any of the above conditions are not satisfied

8.
Payment on Termination by the Company without Cause or by you for Good Reason. Should your employment be terminated by the Company without “Cause” (as that term is defined in the NDA) or by you for “Good Reason” (as defined below), then in addition to payment of all wages earned through the effective date of such termination (the “Termination Date”), which will be made on or about the Termination Date, and subject to (i) your signing a Separation Agreement and Release in a form and manner satisfactory to the Company, as further described below; and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Termination Date (or such shorter period as set forth in the Separation Agreement and Release), including any applicable seven (7) business day revocation period provided therein:
(a)
the Company will pay you an amount equal to nine (9) months of your Base Salary (the “Severance Amount”);

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(b)
subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay to the group health plan provider, the COBRA provider or you a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the nine (9)-month anniversary of the Termination Date; (B) your eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of your continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company will convert such payments to payroll payments directly to you for the time period specified above (the “COBRA Subsidy”). Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under this Section 8, to the extent taxable, will be paid out in substantially equal installments in accordance with the Company’s payroll practice over six (6) months commencing within 60 days after the Termination Date; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment will include a catch-up payment to cover amounts retroactive to the day immediately following the Termination Date. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

Your receipt of the Severance Pay and COBRA Subsidy will be conditional on your signing (and, if applicable, not revoking) a Separation Agreement and Release in a form acceptable to the Company, including a general release of claims against the Company and all related persons and entities, a reaffirmation of all of your post-employment obligations under the NDA, and, in the Company’s sole discretion, a one-year post-employment noncompetition agreement substantially similar to or the same as the noncompetition provision of the NDA. Further, the Separation Agreement and Release will provide that if you breach the NDA, all payments of the Severance Amount and COBRA Subsidy will immediately cease and be recoverable by the Company.

For purposes of this letter, “Good Reason” means you have complied with the Good Reason Process (as defined below) following the occurrence of any of the following events, without your consent: (i) a material diminution in the your title, responsibilities, authority or duties; (ii) a material diminution in your base salary or target bonus, except for across-the-board reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the principal geographic location at which you provide services to the Company (with the exception of travel related to your duties to the Company); or (iv) the material breach by the Company of the written employment agreement, offer letter or severance agreement between you and the Company; and “Good Reason Process” means (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within thirty (30) days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

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9.
Nature of Relationship; Choice of Law. While we are hopeful and confident that our relationship will be mutually rewarding, satisfactory and sustaining. As explained further in Section 10, your employment with the Company is at will, which means that both you and the Company remain free to end the employment relationship at any time and for any reason. Accordingly, this letter shall not be construed as an agreement, either express or implied, to employ you for any particular term, and does not alter the Company’s at will employment policy with respect to your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation of any kind, or grant you any benefit, beyond the end of your employment with the Company, other than any payments for which you may become eligible by operation of Section 8.

If you will regularly perform your duties at any of the Company’s business locations in Massachusetts, then all aspects of your employment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding choice of law rules thereof. If you reside and you will regularly perform your duties for the Company outside of Massachusetts, then all aspects of your employment (except for the NDA, which in such case would be governed by Delaware law), shall be governed by and construed in accordance with the laws of state where you reside.

10.
At-Will Employment. Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

Zach, we look forward to you joining our organization. In order to confirm your intention to commence employment with CarGurus on the Start Date on the terms set forth in this letter, please sign and return to me this letter and the NDA. If you have any questions, please do not hesitate to speak with me.

Sincerely,

/s/ Sam Zales

Sam Zales

President and Chief Operating Officer CarGurus, Inc.

ACKNOWLEDGEMENT AND AGREEMENT

I have read and understood and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter. I will commence employment on the Start Date on the terms set forth in this letter.

/s/ Zachary Hallowell 9/29/2023

Zachary Hallowell Date

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CarGurus, Inc.

Protection of Confidential Information Agreement

Name: Zachary Hallowell

THIS Protection of Confidential Information Agreement, dated as of this 16th day of October 2023 (this "Agreement"), is between CarGurus, Inc., a Delaware corporation (the "Company"), and Zachary Hallowell (the "Signatory").

WHEREAS, the Signatory is currently, or is about to become, an officer, employee, director, and/or consultant of the Company; and

WHEREAS, it is a condition precedent to the commencement or continuation of the Signatory's association with the Company, whether as an officer, employee, director and/or consultant, that the Signatory shall enter into this Agreement with the Company.

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto hereby mutually agree as follows:

1.
Confidential Information.
(a)
For purposes of this Agreement, the term "Confidential Information" shall mean (i) confidential information, knowledge or data of the Company, (ii) trade secrets of the Company and (iii) any other information of the Company disclosed to the Signatory or to which the Signatory is given access, whether such disclosure or access is made or given by the Company or any other person. Without limiting the generality of the foregoing, the term Confidential Information shall include (A) all Inventions (as defined in Section 5(a) hereof) that are owned by the Company or that are required to be assigned to the Company by any person, including, without limitation, the Signatory or any other employee or consultant of the Company, or that are licensed to the Company by any person, (B) information regarding the Company's plans for research and development or for new products, (C) engineering or manufacturing information pertaining to the Company or any of its operations or products, (D) information regarding regulatory matters pertaining to the Company, (E) information regarding any acquisition, strategic alliance or joint venture effected by the Company or any proposed acquisition, strategic alliance or joint venture being considered by the Company, (F) information regarding the status or outcome of any negotiations engaged in by the Company, (G) information regarding the existence or terms of any contract entered into by the Company, (H) information regarding any aspect of the Company's intellectual property position, (I) information regarding prices or costs of the Company, (J) information regarding any aspect of the Company's business strategy, including, without limitation, the Company's marketing, selling and distribution strategies, (K) information regarding customers or suppliers of the Company, (L) information regarding the compensation and other terms of employment or engagement of the Company's employees and consultants, other than of the Signatory, (M) business plans, budgets, unpublished financial statements and unpublished financial data of the Company, (N) information regarding marketing and sales of any actual or proposed product or services of the Company, (O) information regarding website visitor behavior, including referral information, and any other information derived from analyzing website log files and (P) any other information that the Company may designate as confidential.
(b)
The Signatory acknowledges that, except to the extent otherwise provided in this Section 1(b) or in Section 1(d), all Confidential Information disclosed to or acquired by the Signatory is a valuable, special, and unique asset of the Company and is to be held in trust by the Signatory for the Company's sole benefit. The Company acknowledges that its intent is to protect itself with respect to Confidential Information that is relevant and material to its business. It is rebuttably presumed that all Confidential Information is relevant and material to the Company’s business. The burden of proving any Confidential Information is not relevant and material shall be on the Signatory. Except as otherwise provided in this Section 1(b) or in Section 1(d), the Signatory shall not, at any time (including, without limitation, after the termination of the Signatory's association with the Company as an employee, consultant, officer and/or director), use for himself, herself or others, or disclose or communicate to any person for any reason, any Confidential Information without the prior written consent of the Company. Notwithstanding anything in this Section 1(b) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (A) the Signatory may disclose or use Confidential Information in performing his, her or its duties and responsibilities to the Company but only to the extent required or necessary for the performance of such duties and responsibilities in the ordinary course and within the scope of his, her or its association with the Company as an employee, consultant, officer and/or director, and (B) the Signatory may disclose any Confidential Information pursuant to a request or order of any court or governmental agency, provided that the Signatory promptly notifies the Company of any such request or order and provides reasonable cooperation (at the Company's expense) in the efforts, if any, of the Company to contest or limit the scope of such request or order.
(c)
The Signatory acknowledges and agrees that the Company has received, and may receive in the future, confidential or proprietary information from third parties ("Third Party Confidential Information") subject to a duty on the Company's part to maintain the confidentiality of such Third Party Confidential Information and to use it only for certain limited purposes. During the term of the Signatory's association with the Company as an employee, consultant, officer and/or director (the "Term") and at all times thereafter, the Signatory shall hold Third Party Confidential Information in the strictest confidence and will not use or disclose to anyone any Third Party Confidential Information, unless expressly authorized in writing by the Company or unless otherwise provided in this Section 1(c) or in Section 1(d). Notwithstanding anything in this Section 1(c) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (A) the Signatory may disclose or use Third Party Confidential Information in performing his, her or its duties and responsibilities to the Company but only to the extent required or necessary for the performance of such duties and responsibilities in the ordinary course and within the scope of his, her or its association with the Company as an employee, consultant, officer and/or director, and (B) the Signatory may disclose any Third Party Confidential Information pursuant to a request or order of any court or governmental agency, provided that the Signatory promptly notifies the Company of any such request or order and provides reasonable cooperation (at the Company's expense or the expense of such third party) in the efforts, if any, of the Company or such third party to contest or limit the scope of such request or order.
(d)
The Signatory's obligations under Section 1(b) and/or Section 1(c) not to use, disclose or communicate Confidential Information or Third Party Confidential Information to any person without the prior written consent of the Company shall not apply to any Confidential Information or Third Party Confidential Information that (i) is or becomes publicly known (as demonstrated by written evidence provided by the Signatory) under circumstances involving no breach by the Signatory of this Agreement and/or (ii) was approved for release by the Board of Directors of the Company or an authorized representative of the Company.

(e)
The obligations of the Signatory under this Section 1 are without prejudice, and are in addition, to any other obligations or duties of confidentiality, whether express or implied or imposed by applicable law, that are owed to the Company or any other person to whom the Company owes an obligation of confidentiality, provided the obligation to such other person is known to the signatory.
(f)
The Signatory understands that nothing contained in this Agreement limits the Signatory’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. The Signatory understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Signatory shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Signatory files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Signatory may disclose the trade secret to the Signatory’s attorney and use the trade secret information in the court proceeding, if the Signatory (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
2.
Publication. The Signatory hereby understands that the Company has a compelling business interest in preventing the publication (orally or in writing) of any manuscript, document or information containing Confidential Information, Third Party Confidential Information and/or a description of any unpatented Assigned Invention (as defined in Section 5(a) hereof) and, accordingly, the Signatory hereby agrees to submit to the Company, at least ninety (90) days prior to publication, any manuscript, document or information that the Signatory intends to publish (orally or in writing) and that contains technical or scientific information or information about the Company or its business, in each case for purposes of ascertaining whether such manuscript, document or information contains Confidential Information, Third Party Confidential Information and/or any description of any Assigned Invention (whether or not patented). Notwithstanding the foregoing the signatory shall not submit, and shall not be required to submit, any portion of any such manuscript, document, or information if and to the extent that such portion contains any confidential information of third parties that the signatory does not have a legal right to disclose to the Company. In the event that the Company determines that any such manuscript, document or information contains Confidential Information, Third Party Confidential Information and/or any description of any Assigned Invention (whether or not patented), then, to the extent requested by the Company, the Signatory shall delete from any such manuscript, document or information any and all references to such Confidential Information, Third Party Confidential Information and/or description of such Assigned Invention, and all references thereto. The Signatory shall, no later than thirty (30) days prior to such publication, resubmit to the Company a revised draft of any such manuscript, document or information reflecting the deletion such Confidential Information, Third Party Confidential Information and/or description of such Assigned Invention, and all references thereto. Unless and until the Company shall have given its written consent to any proposed publication (orally or in writing) by the Signatory of any manuscript, document or information, the Signatory shall not publish (orally or in writing) all or any portion of such manuscript, document or information. Nothing contained in this Section 2 shall be construed or deemed to limit, change, amend, alter, repeal or invalidate any of the Signatory's obligations under Section 1 of this Agreement.

3.
No Improper Disclosure or Use of Materials. The Signatory shall not improperly use or disclose to or for the Company's benefit any confidential information or trade secrets of (i) any former, present or future employer of the Signatory, (ii) any person to whom the Signatory has previously provided, currently provides or may in the future provide consulting or other services or (iii) any other person to whom the Signatory owes an obligation of confidentiality. The Signatory shall not bring onto the premises of the Company any unpublished documents or any property belonging to any person referred to in any of the foregoing clauses (i), (ii) or (iii) unless consented to, in writing, by such person and by the Company.
4.
Right to Inspect. The Signatory agrees that any of the Signatory's property situated on the Company's premises, including devices and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.
5.
Inventions; Assignment.
(a)
For purposes of this Agreement, the term “Inventions” shall mean all inventions, improvements, developments, ideas, processes, prototypes, plans, drawings, designs, models, formulations, specifications, methods, techniques, shop-practices, discoveries, innovations, creations, technologies, formulas, algorithms, data, computer databases, reports, laboratory notebooks, papers, writings, photographs, source and object codes, software programs, other works of authorship, and know-how (including all records pertaining to any of the foregoing), whether or not reduced to writing and whether or not patented or patentable or registered or registrable under patent, copyright, trademark or similar statute. For purposes of this Agreement, the term "Assigned Inventions" shall mean (i) any and all Inventions that relate to a Competitive Business (as defined below) that are made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Signatory, either alone or together with others, in the course of performing the Signatory's duties and responsibilities to the Company or in the course of otherwise rendering any services to the Company during the Term (regardless of whether or not such Inventions were made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Signatory at the Company's facilities or during regular business hours or utilizing resources of the Company) or (ii) any and all Inventions that relate to a Competitive Business that arise out of or are based upon any Confidential Information or Third Party Confidential Information. For purposes of this Agreement, the term "Proprietary Rights" shall mean (x) any and all rights under or in connection with any patents, patent applications, copyrights, copyright applications, trademarks, trademark applications, service marks, service mark applications, trade names, trade name applications, mask works, trade secrets and/or other intellectual property rights with respect to Assigned Inventions and (y) the goodwill associated with any and all of the rights referred to in the foregoing clause (x).
(b)
The Signatory hereby agrees to hold any and all Assigned Inventions and Proprietary Rights in trust for the sole right and benefit of the Company, and the Signatory hereby assigns to the Company all of the Signatory's right, title and interest in and to any and all Assigned Inventions and Proprietary Rights. The Signatory agrees to give the Company prompt written notice of any Assigned Invention or Proprietary Right and agrees to execute such instruments of transfer, assignment, conveyance or confirmation and such other documents as the Company may request to evidence, confirm or perfect the assignment of all of the Signatory's right, title and interest in and to any Assigned Invention or Proprietary Right pursuant to the foregoing provisions of this Section 5(b). The Signatory hereby waives and quitclaims to the Company any and all claims of any nature whatsoever that the Signatory may now or hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
(c)
The Signatory hereby acknowledges and agrees that those Assigned Inventions that are original works of authorship protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act.
(d)
At the request of the Company, the Signatory will assist the Company in every proper way (including, without limitation, by executing patent applications) to obtain and enforce in any country in the world Proprietary Rights relating to any or all Assigned Inventions. The Signatory's obligation under this Section 5(d) shall continue after the termination of the Signatory's association with the Company as an employee, consultant, officer or director. If and to the extent that, at any time after the termination of the Signatory's association with the Company as an employee, consultant, officer and/or director, the Company requests assistance from the Signatory with respect to obtaining and enforcing in any country in the world any Proprietary Rights relating to Assigned Inventions, the Company shall compensate the Signatory at a reasonable rate for the time actually spent by the Signatory on such assistance.
(e)
By this Agreement, the Signatory hereby irrevocably constitutes and appoints the Company as his, her or its attorney-in-fact for the purpose of executing, in the Signatory's name and on his, her or its behalf, (i) such instruments or other documents as may be necessary to evidence, confirm or perfect any assignment pursuant to the provisions of this Section 5 or (ii) such applications, certificates, instruments or documents as may be necessary to obtain or enforce any Proprietary Rights in any country of the world. This power of attorney is coupled with an interest on the part of the Company and is irrevocable.
(f)
Without the prior written consent of the Company, the Signatory shall not, at any time (including, without limitation, at any time after the termination of the Signatory's association with the Company as an employee, consultant, officer and/or director), file, cause to be filed or consent to the filing of any patent, trademark, service mark, trade name or copyright application with respect to, or claiming, any Assigned Inventions or Proprietary Rights.
(g)
The obligations of the Signatory under this Section 5 are without prejudice, and are in addition to, any other obligations or duties of the Signatory, whether express or implied or imposed by applicable law, to assign to the Company all Assigned Inventions and all Proprietary Rights.
6.
Agreement Not to Compete.
(a)
If the Signatory is an employee of the Company, he or she hereby agrees that, during the period commencing on the date of this Agreement and ending on the effective date of the termination of the Signatory's employment with the Company, the Signatory shall not engage, during business hours, in any employment or business activity other than for the Company.
(b)
In view of the unique nature of the business of the Company and the need of the Company to maintain its competitive advantage in the industry, and in order to protect the Company’s Proprietary Information, trade secrets, good will, and other legitimate business interests, the Signatory hereby agrees that, during the Restricted Period (as defined in Section

6(c) below), the Signatory shall not, directly or indirectly, within the United States of America or within any other country in the world, engage in, own an interest in (except as a holder of no more than five percent (5%) of the shares of any publicly traded corporation), be employed by, consult for, act as an advisor to, or otherwise in any way participate in or become associated with, any Competitive Business (as defined in Section 6(c) below) or any corporation, partnership, limited liability company, business, enterprise, venture or other person or entity that is engaged or participates in any Competitive Business (each, a "Competitive Business Entity"), unless in each case the Signatory shall have given notice to the Board of Directors of the Company of his, her or its intention to be employed by, consult for, act as an advisor to, or otherwise in any way participate in or become associated with, any Competitive Business or any Competitive Business Entity and the Board of Directors of the Company shall have approved the Signatory's relationship with or engagement in such Competitive Business or Competitive Business Entity.
(c)
For purposes of this Section 6, the following terms shall have the meanings provided therefor below:

"Competitive Business" shall mean any business that offers a website that allows visitors to do any of the following: (1) research automobiles or automotive products or services, (2) obtain or provide reviews of automobiles, automobile dealers or automotive products or services, or (3) search for or purchase automobiles or automotive products or services.

"Restricted Period" shall mean the period commencing on the date of this Agreement and ending on the first anniversary of the effective date of the termination of the Signatory's association with the Company as an employee, consultant, officer or director; provided, however, that if the Signatory breaches his or her fiduciary duty to the Company and/or unlawfully takes, physically or electronically, property belonging to the Company, then the Restricted Period shall end on the second anniversary of such termination date.

(d)
The time periods provided for in this Section 6 shall be extended for a period of time equal to any period of time in which the Signatory shall be in violation of any provision of this Section 6 and any period of time required for litigation to enforce the provisions of this Section 6. If at any time the provisions of this Section 6 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6 shall be considered divisible and shall become and be automatically amended to apply only to such area, duration and scope of activity as shall be determined to be reasonable by the court or other body having jurisdiction over the matter; and the Signatory agrees that this Section 6, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.
(e)
Notwithstanding the foregoing, the Signatory may, after termination of his or her employment with the Company and during the Restricted Period, be employed by a public company with annual sales in excess of $500 million dollars, provided he or she does not work for any division that meets the definition of a Competitive Business, and does not otherwise engage or participate on behalf of such company in any activities in connection with or related to a Competitive Business. The Signatory acknowledges that should he or she be so employed by a Competitive Business Entity, the burden of proving he or she is not employed by any division that meets the definition of a Competitive Business, nor engaged or participating in Competitive Businesses, shall be on the Signatory.

(f)
In consideration for the Signatory’s agreement to the non-competition covenant set forth in this Section 6, the Company shall provide him or her with an equity grant that will be awarded as described in the Company’s offer letter to the Signatory and in accordance with and subject to the terms and conditions of the Company’s equity plan and is subject to the approval by the Company’s Board of the Directors or its designee. If the Signatory is terminated by the Company for Cause (as defined below) or if the Signatory resigns, and at the time of such separation of employment none of the equity granted to him or her at the commencement of employment has vested (in whole or part), then unless the Company elects to waive the post-employment non-competition obligations, the Company shall pay to the Signatory the gross sum of Five Thousand Dollars ($5,000), such amount to be paid within thirty (30) days of his or her last date of employment, in consideration for the Signatory’s agreement in this Section 6. The Signatory acknowledges and agrees that the equity grant and/or payment reflected in this Section 6(f) is mutually agreed upon consideration for the non-competition covenant set forth in this Section 6, and is in lieu of any and all other consideration for the non- competition agreement including, without limitation, any right to “garden leave” payment under Massachusetts law.
(g)
The covenants set forth in Section 6(b) shall not apply in the event that the Signatory’s employment is terminated without “Cause,” which for purposes of this Section 6 is defined as (1) a reasonable basis for the Company’s dissatisfaction with the Signatory entertained in good faith, for reasons such as lack of capacity or diligence, failure to conform to usual standards of conduct, or other culpable or inappropriate behavior, (2) grounds for discharge of the Signatory reasonably related, in the Company’s judgment, to the needs of its business, (3) breach of any covenant or obligation set forth in this or any other agreement between the Signatory and the Company during the Signatory’s employment, and (4) layoff other than one that is unrelated to the Signatory’s performance or conduct. The Company’s determination as to whether Cause for termination exists shall be final and binding absent clear and convincing evidence that the Company acted arbitrarily and capriciously.
(h)
The post-employment non-competition obligations of Section 6(b) shall not apply if, at the time of the Signatory’s separation from employment, he or she (i) is classified as nonexempt under the federal Fair Labor Standards Act, (ii) is an undergraduate or graduate student in an internship, coop, or other short-term employment relationship with the Company, or (iii) is age 18 or under.
7.
Agreement Not To Solicit.
(a)
During the Restricted Period, the Signatory shall not, directly or indirectly, for Signatory or for the benefit of any other person or entity, recruit, hire or solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor) any existing or future employee, officer, director, agent, consultant or independent contractor of the Company or any of the Company's successors or affiliates (except for such employment or hiring by the Company or any of its successors or affiliates), including during the six months following the termination of the employment of such employees, or encourage or aid such employees, officers, directors, agents, consultants or independent contractors to terminate their employment with the Company or any of the Company's successors or affiliates; provided, however that a general solicitation of the public for employment shall not constitute a solicitation hereunder so long as such general solicitation is not designed to target, or does not have the effect of targeting, any employee, officer, director, agent, consultant or independent contractor of the Company any of the Company's successors or affiliates.

(b)
During the Restricted Period, the Signatory shall not, directly or indirectly, for Signatory or for the benefit of any other person or entity, solicit, attempt to do business involving or related to a Competitive Business with, do business involving or related to a Competitive Business with any customers, business partners or business affiliates of the Company, or any of the Company's current or future successors or those affiliates of the Company that are engaged in a Competitive Business (collectively, the "Company Parties"), or solicit or encourage (regardless of who initiates the contact) any such customers to use the services involving or related to a Competitive Business of any competitor of any of the Company Parties; provided, however, that, subject to the other provisions of this Agreement, the Signatory shall not be prohibited from doing business with any customers, business partners, or business affiliates of the Company Parties if: (i) such business activity by Signatory does not result, directly or indirectly, in the lessening or cessation of the level of business activity between such customers, business partners or business affiliates on the one hand, and any of the Company Parties, on the other hand, and (ii) such business activity by Signatory is not in connection with a Competitive Business.
8.
Return of Documents. The Signatory will promptly deliver to the Company, upon the termination of the Signatory's association with the Company as an employee, consultant, officer and/or director or, if earlier, upon the request of the Company, all documents and other tangible media (including all originals, copies, reproductions, digests, abstracts, summaries, analyses, notes, notebooks, drawings, manuals, memoranda, records, reports, plans, specifications, devices, formulas, storage media, including software, and computer printouts) in the Signatory's actual or constructive possession or control that contain, reflect, disclose or relate to any Confidential Information, Third Party Confidential Information, Assigned Inventions or Proprietary Rights. The Signatory will destroy any related computer entries on equipment or media not owned by the Company.
9.
No Use of Name, Etc. Without the prior written consent of the Company, the Signatory shall not, at any time (including, without limitation, at any time after the termination of the Signatory's association with the Company as an employee, consultant, officer and/or director), use, for himself or herself or on behalf of any other person, any name that is identical or similar to or likely to be confused with the name of the Company or the name of any product or service produced or provided by the Company. Without the prior written consent of the Company, the Signatory shall not, at any time after the termination of the Signatory's association with the Company as an employee, consultant, officer and/or director, directly or indirectly represent himself or herself, whether on his, her or its behalf or on behalf of any other person, as then being in any way connected or associated with the Company.
10.
Disclosure of Prior Obligations. The Signatory represents that the Signatory has disclosed and provided copies of any and all agreements that could limit his or her ability to perform fully all of the terms of this Agreement and of all of the Signatory's duties and responsibilities as an employee, consultant, officer and/or director of the Company, including, without limitation, any confidentiality, inventions, non-competition and/or non-solicitation agreement. The Signatory further represents that he or she has not made and will not make any agreements in conflict with this Agreement. The Signatory represents that the Signatory will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or third party.
11.
Unique Nature of Agreement; Specific Enforcement. The Company and the Signatory agree and acknowledge that the rights and obligations set forth in this Agreement are of a unique and special nature and that the Company is, therefore, without an adequate legal remedy in the event of the Signatory's violation of any of the covenants set forth in this Agreement. The Company and the Signatory agree, therefore, that, in addition to all other rights and remedies, at law or in equity or otherwise, that may be available to the Company, each of the covenants made by the Signatory under this Agreement (including, without limitation, the covenants made by the Signatory pursuant to Section 6 hereof) shall be enforceable by injunction, specific performance or other equitable relief, without any requirement that the Company have to post a bond or that the Company have to prove any damages. The Signatory hereby agrees, in connection with any action or proceeding to enforce any provisions of this Agreement, to waive any claim or defense that the Company has an adequate remedy at law.
12.
Signatory Acknowledgement. The Signatory acknowledges and agrees that he/she has been given sufficient time of at least ten business days before commencement of employment in which to consider whether to sign this Agreement. The Signatory also acknowledges and understands that he/she has the right to consult with an attorney before signing this Agreement. Regardless of whether the Signatory has elected to consult an attorney, the Signatory acknowledges that he/she has read and understands this Agreement, that the Signatory is fully aware of its legal effect, and the Signatory has entered into this Agreement freely and voluntarily and not based upon any representations or promises other than those contained in this Agreement.
13.
Miscellaneous.
13.1.
Association. The Signatory agrees and understands that nothing in this Agreement shall confer on the Signatory any right with respect to continuation of the Signatory's association with the Company as an employee, consultant, officer and/or director, nor shall it interfere in any way with the Signatory's right or the Company's right to terminate the Signatory's association with the Company as an employee, consultant, officer and/or director at any time, with or without cause.
13.2.
Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the arrangements contemplated hereby. No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement. This Agreement may be amended only by a written instrument executed in one or more counterparts by the parties.
13.3.
Waiver. No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.
13.4.
Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be assigned by the Company to any Affiliate of the Company and to a successor of its business to which this Agreement relates (whether by purchase or otherwise). "Affiliate of the Company" means any person which, directly or indirectly, controls or is controlled by or is under common control with the Company and, for the purposes of this definition, "control" (including the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another whether through the ownership of voting securities or holding of office in another, by contract or otherwise. The Signatory may not assign or transfer any or all of his, her or its rights or obligations under this Agreement.
13.5.
Jurisdiction and Venue; Waiver of Jury Trial. In case of any dispute hereunder involving a Massachusetts-based Signatory in accordance with Section 13.7 below, the parties will submit to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting in Suffolk County, Massachusetts, and the parties will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy, and the parties further mutually agree that if any such dispute is brought in the Superior Court of the Commonwealth of Massachusetts, it shall be commenced solely in the Business Litigation Session located in Suffolk County, Massachusetts. With respect to any action, demand, claim or counterclaim relating to any dispute concerning a non-Massachusetts based Signatory in accordance with Section 13.7 below, the parties mutually agree that the same shall be resolved in a state or federal court located in Delaware or in the state where the Signatory resides or has a principal place of business, or at the Company’s election in Massachusetts, and the parties will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy. EACH PARTY WAIVES ANY RIGHT TO A JURY TRIAL.
13.6.
Severability. All headings and subdivisions of this Agreement are for reference only and shall not affect its interpretation. In the event that any provision of this Agreement should be held unenforceable by a court of competent jurisdiction, such court is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.
13.7.
Governing Law. If the Signatory performs his or her duties for the Company at the Company’s business locations in Massachusetts, then this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding choice of law rules thereof. If the Signatory resides out of the Commonwealth of Massachusetts, and regularly performs his or her duties for the Company outside of Massachusetts, then this Agreement shall be governed by and construed in accordance with the laws of State of Delaware (excluding choice of law rules), where the Company is incorporated.
13.8
Disclosure. The Signatory shall disclose the existence and terms of this Agreement to any employer or other person that the Signatory may work for or be engaged by during the Term and thereafter. The Signatory agrees that the Company may, after notification to the Signatory, provide a copy of this Agreement to any business or enterprise (i) which the Signatory may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, or (ii) with which the Signatory may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which the Signatory may use or permit the Signatory's name to be used. The Signatory will provide the names and addresses of any of such persons or entities as the Company may from time to time reasonably request.
13.9
Notices. Any notice, demand, request or other communication

hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, postage prepaid, or sent by electronic mail with a confirmation copy by regular, certified or overnight mail, postage prepaid, to such party at the address, telecopier number or email address, as the case may be, set forth below or such other address, telecopier number, or email address, as the case may be, as may hereafter be designated in writing by the addressee to the addressor listing all parties:

(i) if to the Company, to:

CarGurus, Inc.

Two Canal Park

Cambridge, MA 02141

Attention: Chief People Officer

Email: [email address]

with a copy to:

CarGurus, Inc.

Two Canal Park

Cambridge, MA 02141

Attention: General Counsel

Email: [email address]

if to the Signatory, to:

[address]

[address]

Phone: [phone number]

Email: [email address]

All such notices, requests and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of registered or certified mail, upon receipt or on the date of rejection of receipt (iii) in the case of facsimile transmission, when confirmed by facsimile machine report, and (iv) in the case of electronic mail, upon receipt of an electronic message confirming delivery.

THE SIGNATORY HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ITS TERMS.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed and delivered this Agreement as an instrument under seal as of the date first above written.

CARGURUS, INC.

By:

/s/ Sam Zales

Name: Sam Zales

Title: President and Chief Operating Officer

/s/ Zachary Hallowell

Print Name

of Signatory: Zachary Hallowell